UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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TELOS CORPORATION

(Name of Registrant As Specified In Its Certificate)

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TELOS CORPORATION

19886 Ashburn Road

Ashburn, Virginia 20147-2358

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on November 13, 2003

To the 12% Cumulative Exchangeable Redeemable Preferred Stockholders (the “Stockholders”) of TELOS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on November 13, 2003 at 9:30 a.m., Eastern Standard Time, for the following purposes:

1.	ELECTION OF DIRECTORS. To elect two Class D Directors of the Board of Directors to serve until the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified; and

2.	OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Information Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 26, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors

Therese K. Hathaway

Corporate Secretary

Ashburn, Virginia

October 3, 2003

To be mailed to stockholders on or about October 10, 2003

TELOS CORPORATION

19886 Ashburn Road

Ashburn, Virginia 20147-2358

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 13, 2003

This Information Statement is furnished by Telos Corporation, a Maryland corporation (“Telos” or the “Company”), formerly known as C3, Inc., to the holders of the Company’s 12% Cumulative Exchangeable Redeemable Preferred Stock (“Exchangeable Preferred Stock”) in connection with the Annual Meeting of Stockholders (“Annual Meeting”) of the Company to be held in the auditorium at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia 20147 on November 13, 2003 at 9:30 a.m., Eastern Standard Time, or any adjournment of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).

This Information Statement will be mailed to holders of the Exchangeable Preferred Stock on or about October 10, 2003 together with the Annual Meeting Notice and the Company’s 2002 Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Nominations

Telos has received nominations for election as Class D Directors for the following persons:

Geoffrey B. Baker

Malcolm M.B. Sterrett

The Board of Directors of Telos does not take any position with respect to the election of any of the nominees as Class D Directors, is not soliciting any proxies in connection with the election of Class D Directors at the Annual Meeting and does not make any recommendation “For” or “Against” the election of any nominee.

Voting At Meeting

The record date for determining the shareholders entitled to vote at the Annual Meeting is September 26, 2003 (“Record Date”). As of March 29, 2003, the date of the 2002 10-K filing, there were 3,185,586 shares of Exchangeable Preferred Stock outstanding. Each share of Exchangeable Preferred Stock is entitled to one vote at the Annual Meeting on the election of Class D Directors and may be voted for as many individuals as there are Class D Directors to be elected. The purpose of the Annual Meeting is to allow the holders of the Exchangeable Preferred Stock to elect two (2) Class D Directors to the Telos Board of Directors. The Company has received two (2) nominations for these two (2) Class D Director positions. Holders of Exchangeable Preferred Stock are not entitled to vote at the Annual Meeting on the election of any directors other than Class D Directors, or on any other issue. There is no cumulative voting. Directors are elected by a plurality of the votes cast with a quorum present. A quorum consists of shareholders representing, either in person or by proxy, a majority of the outstanding shares of each class of stock entitled to vote at the Annual Meeting. Abstentions are considered in determining the presence of a quorum but will not affect the plurality vote required for the election of directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the security ownership of management and those persons believed by the Company to be beneficial owners of more than 5% of the Company’s Class A Common Stock, Class B Common Stock and Exchangeable Preferred Stock at June 30, 2003.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2003	Percent of Class (G)
Class A Common Stock	John R. C. Porter 227 Marsh Wall London E14 9SD England	22,190,718 shares(A)	80.52%

Class A Common Stock	Telos Corporation Shared Savings Plan 19886 Ashburn Road Ashburn, VA 20147	3,658,536 shares	17.28%

Class B Common Stock	Graphite Enterprise Trust PLC Berkeley Square House, 4th Floor London W1J 6BQ England	1,681,960 shares(B)	41.66%

Class B Common Stock	Graphite Enterprise Trust LP Berkley Square House, 4th Floor London W1J 6BQ England	420,490 shares(B)	10.41%

Class B Common Stock	Hare & Company c/o Bank of New York P.O. Box 11203 New York, NY 10249	1,186,720 shares	29.39%

Class B Common Stock	Cudd & Company c/o Chase Manhattan Bank Corporate Actions Department Four New York Plaza, 11th Floor New York, NY 10004	669,888 shares	16.59%

Class A Common Stock	John B. Wood	1,732,861 shares(C)	7.58%

Class A Common Stock	David S. Aldrich	723,781 shares(C)	3.31%

Class A Common Stock	Robert J. Marino	649,420 shares(C)	2.98%

Class A Common Stock	Michael P. Flaherty	166,116 shares(C)	0.78%

Class A Common Stock	Thomas J. Ferrara	10,862 shares(C)	0.05%

Class A Common Stock	Norman P. Byers	6,000 shares	0.03%

Class A Common Stock	Stephen D. Bryen	4,000 shares	0.02%

Class A Common Stock	Fred C. Ikle	6,000 shares	0.03%

Class A Common Stock	Malcolm Sterrett	2,000 shares	0.01%

Class A Common Stock	All Officers and Directors As a Group (11 persons) (H)	3,317,767 shares(D)	13.62%

12% Cumulative Exchangeable Redeemable Preferred Stock	Value Partners, Ltd. 2200 Ross Avenue, Suite 4660 Dallas, TX 75201 Fisher Ewing Partners 2200 Ross Avenue, Suite 4660 Dallas, TX 75201	714,317 shares(E)	22.42%

12% Cumulative Exchangeable Redeemable Preferred Stock	Wynnefield Partners Small Cap Value, L.P. One Penn Plaza, Suite 4720 New York, NY 10119 Channel Partnership II, L.P. One Penn Plaza, Suite 4720 New York, NY 10119 Wynnefield SmallCap Value Offshore Fund, Ltd. One Penn Plaza, Suite 4720 New York, NY 10119	228,500 shares(F)	7.17%

(A)	Mr. John R. C. Porter’s holdings include 6,388,916 shares of Class A Common Stock purchasable upon exercise of a warrant.

(B)	Graphite Enterprise Trust PLC and Graphite Enterprise Trust LP did not provide the Company with the addresses of the respective beneficial owners.

(C)	The common stock holdings of Messrs. Aldrich, Flaherty, Marino, Ferrara and Wood include 1,889; 2,116; 22,968; 10,862; and 39,244 shares of the Company’s Class A Common Stock, respectively, held for their beneficial interest by the Telos Corporation Savings Plan. Messrs. Aldrich, Flaherty, Marino, Ferrara and Wood hold options, exercisable within 60 days of June 30, 2003, to acquire 713,500; 164,000; 614,400; 0; and 1,685,225 shares of the Company’s Class A Common Stock, respectively, in addition to their current common stock holdings. Mr. Aldrich’s options expired in September 2003 pursuant to the terms of his severance agreement.

(D)	The common stock holdings of the Company’s officers and directors as a group include 80,781 shares of the Company’s Class A Common Stock held for their beneficial interest by the Telos Corporation Savings Plan, referenced in (C) above. Under the Company’s stock option plan and certain stock option agreements, all officers and directors as a group hold options to acquire 3,211,125 shares of Class A Common Stock exercisable within 60 days of June 30, 2003, referenced in (C) above. Mr. Aldrich’s options expired in September 2003 pursuant to the terms of his severance agreement.

(E)	Value Partners Ltd. (“VP”) and Fisher Ewing Partners (“FEP”) have filed jointly a Schedule 13D under which they disclosed that they may act as a “group” within the meaning of Section 13(d) of the Securities Exchange Act. Each of the reporting persons disclosed that it might be deemed to beneficially own the aggregate of 714,317 shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively. According to the Schedule 13D, each of FEP and Timothy G. Ewing and Richard W. Fisher may be deemed to have the sole power to vote and to dispose of the shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively.

(F)	Wynnefield Partners SmallCap Value, L.P., (“WPSCV”), Channel Partnership II, L.P. (“CP”), and Wynnefield SmallCap Value Offshore Fund, Ltd. (“WSCVOF”) have jointly filed a Schedule 13D under which they disclosed they may act as a “group” within the meaning of Section 13(d) of the Securities Exchange Act. Each of the reporting persons disclosed that it might be deemed to beneficially own the aggregate of 228,500 shares of the Exchangeable Preferred Stock held of record by the reporting persons collectively. According to the Schedule 13D, Nelson Obus and Joshua Landes, by virtue of their status as general partners of WPSCV, Mr. Obus as general partner of CP and Messrs. Obus and Landes, as officers of WSCVOF’s investment manager, have the power to vote or to direct the vote and the power to dispose and to direct the disposition of the shares of Exchangeable Preferred Stock owned by WPSCV, CP and WSCVOF, respectively.

(G)	Percentage ownership of each class of stock is calculated by dividing the number of shares beneficially owned by such person by the sum of the 21,171,202 shares of common stock outstanding on June 30, 2003 plus the number of shares of common stock that such person has the right to acquire on or within 60 days after June 30, 2003. All securities of the same class owned by a person, including all options and warrants, shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class beneficially owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of class by any other person shown in the table. As such, the total percentage of each class may exceed 100%.

(H)	Includes David E. Pearson and Therese K. Hathaway in addition to the officers and directors listed above.

Biographical Information of Directors and Executive Officers

The term of each of the directors to be elected at the Annual Meeting continues until the next annual meeting of shareholders and until his/her successor is elected and qualified, except the Class D Director positions which will terminate whenever all accumulated dividends on the Exchangeable Preferred Stock have been paid.

John B. Wood, President, Chief Executive Officer, Chairman of the Board and Director

Mr. Wood (age 40) joined Telos Corporation in 1992 as Executive Vice President and Chief Operating Officer and in 1994 was named President and Chief Executive Officer. In March 2000 he was appointed to the newly created position of Executive Chairman of the Board which he held until he became Chairman of the Board subsequent to a restructuring of the Board of Directors in 2002. In January of 2003, Mr. Wood resumed the positions of President and Chief Executive Officer. Prior to joining Telos Corporation, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank. Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on two private company boards and two foundation boards.

Dr. Fred Charles Iklé, Director

Dr. Iklé (age 78) was elected to the Company’s Board of Directors on January 31, 1994 and Chairman of the Board in January 1995. He resigned from his position as Chairman of the Board on March 26, 2002. He is Chairman of Conservation Management Corporation and a member of the Defense Policy Board of the Secretary of Defense. Dr. Iklé is on the Board of Governors of the Smith Richardson Foundation and is a Distinguished Scholar at the Center for Strategic & International Studies. From 1981 to 1988, Dr. Iklé served as Under Secretary of Defense for Policy.

Norman P. Byers, Director

Mr. Byers (age 56) was elected to the Board of Directors on January 31, 1994. He is Vice President and General Manager of Foxhunt Incorporated, a provider of contract and long-term technical staffing and executive recruiting services in McLean, Virginia. Previously, Mr. Byers was President and CEO of Virginia-based Classwise, Incorporated, a distance learning ISP. Prior to his work at Classwise, Mr. Byers was COO of The Carpe Diem Group, President of Telos International Corporation, and managing partner of International Strategies Limited. From 1968 until his retirement in 1989, Mr. Byers served in a variety of operational and staff positions in the United States Air Force.

Ambassador Longhorne (Tony) A. Motley, Director

Ambassador L. Anthony Motley (age 65) was elected to the Company’s Board of Directors on January 13, 2003. Since 1985, Ambassador Motley has headed two successive international trade consulting firms that serve US companies in pursuing their international business goals. Additionally, Ambassador Motley has co-chaired the Department of State’s ambassadorial seminars and is a frequent lecturer for programs in the Department of State, Department of Defense, and other foreign affairs agencies. Ambassador Motley was previously the United States Ambassador to Brazil from 1981 until 1983 and the Assistant Secretary of State for Inter-American Affairs from 1983 to July of 1985.

Ambassador Motley, in addition to his Board service for Telos Corporation, serves on the Board of Directors of the US-Brazil Business Council, Junior Achievement International, and the American Academy of Diplomacy.

Malcolm M. B. Sterrett, Class D Director

Mr. Sterrett (age 60) is a private investor and was elected to the Company’s Board of Directors on July 31, 1998 as Class D Director. From 1989 to 1993, he was a partner at the law firm of Pepper Hamilton & Scheetz in Washington, D.C. From 1988 to 1989, he served as General Counsel to the U.S. Department of Health and Human Services and from 1982 to 1988 he was a Commissioner on the U.S. Interstate Commerce Commission. Prior thereto, he was Vice President and General Counsel to the United States Railway Association and served as Staff Director and Counsel to the U.S. Senate Committee on Commerce, Science and Transportation. Mr. Sterrett is also a member of the Board of Directors of Trans World Corporation. Mr. Sterrett has been nominated to continue to serve as Class D Director.

Geoffrey B. Baker, Class D Director

Mr. Baker (age 54) is a private investor and was appointed as a Class D Director on November 6, 2001. Since 1983, Mr. Baker has been a partner in Baker & Donaldson, a private investment firm. Previously, he served as Legislative Director to U.S. Senator Lowell P. Weicker, Jr., and as Counsel to the U.S. Senate Committee on Commerce, Science and Transportation. A graduate of Stanford University and of the Georgetown University Law Center, he has served on public and private corporate boards and currently serves as Chairman of the Governing Board of St. Albans School, Washington, D.C. Mr. Baker has been nominated to continue to serve as Class D Director.

David E. Pearson, Chief Financial Officer and Treasurer

Mr. Pearson (age 40) was elected Chief Financial Officer and Treasurer of Telos Corporation effective May 9, 2003. He joined the Company in 1999 as Controller responsible for accounting functions. His role then expanded progressively to include Vice President of Finance and Accounting and, most recently, CFO and Treasurer. Prior to joining Telos, Mr. Pearson served in various finance and accounting positions, including Division Director of Finance, Division Credit Manager, and Group Controller at DynCorp, a U.S. government contractor. Mr. Pearson holds a B.S. in Accounting degree from George Mason University and is a Virginia Certified Public Accountant. Mr. Pearson announced the resignation of his position as CFO and Treasurer effective October 15, 2003 and may thereafter serve the Company in a consulting capacity.

Michael P. Flaherty, Executive Vice President, General Counsel and Chief Administrative Officer

Mr. Flaherty (age 58) was appointed Executive Vice President, General Counsel and Chief Administrative Officer on January 3, 2001. Prior to joining Telos Corporation, Mr. Flaherty was of counsel in the law firm of O’Donnell & Shaeffer, LLC and principal shareholder and Chief Executive Officer of First Continental Group, Inc. Mr. Flaherty has extensive experience in all aspects of civil litigation, serving as lead trial counsel for major corporations. Mr. Flaherty has also served as General Counsel of the U.S. House of Representatives Committee on Banking, Finance and Urban Affairs and Counsel to the Speaker of the House of Representatives. Additionally, Mr. Flaherty is the past chairman of the Executive Committee of the Federal Bar Association’s Banking Law Committee.

Robert J. Marino, Executive Vice President and Chief Sales and Marketing Officer

Mr. Marino (age 66) joined the Company in 1988 as Senior Vice President of Sales and Marketing. In 1990, his responsibilities were expanded to include Program Management in addition to Sales and Marketing. On January 1, 1994, Mr. Marino was appointed to President of Telos Systems Integration, and on January 1, 1998, he was appointed to his current position. Prior to joining the Company in February 1988, Mr. Marino held the position of Senior Vice President of Sales and Marketing with Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors.

Edward L. Williams, Executive Vice President and Chief Operating Officer

Mr. Williams (age 42) joined the company in 1993 as a Senior Vice President responsible for finance, pricing, purchasing, and DCAA compliance. In 1994, his responsibilities were expanded to include accounting and business development. In 1996, Mr. Williams was appointed to manage the Company’s networking business unit. In 2000, his responsibilities were expanded to include management of Telos operations. Mr. Williams was named Executive Vice President and Chief Operating Officer in 2003. Prior to joining Telos Corporation, Mr. Williams was the Chief Financial Officer for Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors. Mr. Williams has a B.S. in Finance from the University of Maryland. It is anticipated that upon the resignation of Mr. Pearson on October 15, 2003, Mr. Williams will assume the role of interim Chief Financial Officer.

Therese K. Hathaway, Corporate Secretary and Corporate Counsel

Ms. Hathaway (age 48) joined the Company in 2001 as a Legal Consultant. On January 2, 2002 she was appointed Corporate Counsel and on May 9, 2003 Corporate Secretary. Prior to joining Telos Corporation, Ms. Hathaway funded and managed Hathaway Communications, specializing in legal translation services for law firms and government agencies, including the Justice Department. Ms. Hathaway has also served as Management Consultant to IDS Corporation, a private firm, and as Law Clerk to the International Trade Policy Counsel of General Electric Company. Ms. Hathaway holds a law degree from the University of Berne/Switzerland and a Master of Comparative Law from George Washington University.

Each of the directors and executive officers of the Company is a United States citizen.

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2002 (the “Last Fiscal Year”), the Board of Directors held five meetings. As of January 2003, the Board of Directors had three standing committees: the Audit Committee, the Management Development and Compensation Committee (formerly Compensation Committee) and the newly constituted Nominating and Corporate Governance Committee. The Executive Committee was dissolved in 2002.

The Audit Committee, which consists of Directors Byers, Motley, and Sterrett was established to review, in consultation with the independent auditors, the Company’s financial statements, accounting and other policies, accounting systems and system of internal controls.

In 2002, the Audit Committee met three times and in addition the committee members regularly interacted with the Company’s senior management and outside auditors. The Committee has undertaken a review of its operations and those of the Company with regard to the recently enacted Sarbanes-Oxley Act and the emerging regulatory and accounting requirements, both recently imposed and proposed, so as to proactively comply with both the spirit and intent of said law, regulations and accounting practices.

Among the actions of the committee in such regard were the request to management to revise Telos’ Corporate Governance Policy, to adopt a corporate code of conduct, to create and fill the position of a truly independent internal auditor with DCAA and government contracting experience reporting directly to the Committee, to establish a “whistleblower hotline” managed by a nationally recognized provider, and to provide special focus to the Department of Defense hotline, the purpose of which is to address any issues of fraud, waste and mismanagement regarding government contracts. At the January 2003 meeting, Audit Committee Chairman Byers received a report from Mr. Wood, Chief Executive Officer, informing the Committee that each of the above-referenced actions had been implemented.

The revised and reconstituted Management Development and Compensation Committee (formerly Compensation Committee), which consists of Directors Iklé (appointed Chairman in January 2003), Motley, and Baker was established to review and approve the compensation of the Executive Chairman, President and CEO of the Company and to review and approve bonus compensation and stock option plans for Telos.

The committee formally met two times during the year 2002 and regularly interacted amongst its members and with senior management regarding all matters of compensation and employee benefits. The Committee reviewed senior management’s proposed discretionary compensation bonuses, which were reconsidered in January 2003 in light of the December 31, 2002 change in senior management and Mr. Wood’s assumption of the duties of President and Chief Executive Officer.

The Management Development and Compensation Committee, as in the case of the Audit Committee, has closely monitored the Sarbanes-Oxley requirements and proposals and has instructed management to adopt and implement compensation practices that comply with both the spirit and the letter of the emerging legal, regulatory and accounting requirements.

The newly constituted Nominating and Corporate Governance Committee was established to make recommendations regarding Board nominations and to monitor the implementation of corporate governance rules and regulations. The committee consists of Directors Sterrett, Byers, and Wood.

Audit Committee Report

The information in this report is not deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board in Independence Standards Board Standard No. 1.

The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. PricewaterhouseCoopers LLP has been the principal accountant for the Company since the fiscal year ended December 31, 1997. The audit committee members specifically discussed the payment of “Other Fees” to the independent auditors, and determined that the amounts of “Other Fees” were not so significant as to question the independence of the independent auditors.

Submitted by the Audit Committee:

Mr. Norman P. Byers

Ambassador L. Motley

Mr. Malcolm M.B. Sterrett

Management Development and Compensation Committee Report

The information in this report is not deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

The Company’s executive compensation program is intended to attract, retain and reward experienced, highly motivated executive officers who are capable of effectively leading and continuing the growth of the Company. Officers of the Company are paid salaries in line with their responsibilities and are generally comparable to industry standards. Executive officers are also eligible to receive discretionary bonuses upon the achievement of revenue, profit and other goals established by the Company as an incentive for superior individual, group and corporate performance. Likewise, discretionary stock option grants to officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Such stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers and also to their expected future contributions and prior option grants. All executive officers are also significant shareholders and/or holders of options to purchase significant amounts of Common Stock. It is the intent of the Compensation Committee that to the extent that the performance of such individual officers translates into an increase in the value of the Common Stock, all shareholders, including such officers, share the benefits.

Compensation of the Executive Chairman

The Compensation Committee will annually review and approve the compensation of the Executive Chairman, President and Chief Executive Officer of the Company. The Board believes that Mr. Wood, the Company’s Chairman, President and CEO is paid a reasonable salary based on his performance and the achievement of revenue, profit and other goals established by the Company. Mr. Wood is also eligible to receive discretionary bonuses upon the achievement of specific revenue, profit and other goals for the Company as a whole. Consistent with the intent of the Compensation Committee, Mr. Wood is a significant beneficial shareholder of the Company through the Company’s stock option plans, and if Mr. Wood’s performance as Chairman, President and Chief Executive Officer translates into an increase in the value of the common stock for each shareholder, including Mr. Wood, all will share the benefit.

The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s shareholders. Because the compensation of certain executive officers will or may exceed $1 million in any year, the provisions of Section 162 (m) of the code may limit the deductibility of such compensation unless an exception to such limitations is available. Because of the uncertainties surrounding the application and interpretation of such limits, no assurance can be given that such compensation will be deductible.

Submitted by the Management Development and Compensation Committee:

Dr. Fred C. Iklé

Ambassador L. A. Motley

Mr. Geoffrey B. Baker

Certain Relationships and Related Transactions

Information concerning certain relationships and related transactions between the Company and certain of its current and former officers and directors is set forth below.

Mr. John R.C. Porter, the owner of a majority of the Company’s Class A Common Stock, has a consulting agreement with the Company whereby he is compensated for consulting services provided to the Company in the areas of marketing, product development, strategic planning and finance as requested by the Company. Mr. Porter was paid $260,000 by the Company in 2002, 2001, and 2000 pursuant to his agreement, which amounts were determined by negotiation between the Company and Mr. Porter.

Mr. David S. Aldrich, former President and Chief Executive Officer of the Company, entered into a severance agreement with the Company whereby Mr. Aldrich will be paid $350,000 per annum from December 31, 2002 through March 31, 2005, along with medical and insurance benefits.

Mr. William L.P. Brownley, former Vice President and General Counsel of the Company, entered into a settlement agreement with the Company whereby he was serving in an “of counsel” capacity to the Company from December 31, 2000 through March 31, 2003 and was provided certain benefits consistent with his employment contract. Mr. Brownley was paid $220,000 per annum from January 1, 2001 through March 31, 2003.

Mr. Lorenzo Tellez, former Vice President, Treasurer, and Chief Financial Officer of the Company, entered into a settlement agreement with the Company to resolve a dispute on Mr. Tellez’s employment contract with the Company. With regard to the salary component of the contract, the Company paid Mr. Tellez the equivalent of 24 months of severance in installments during 2001. Mr. Tellez also received medical and insurance benefits through the Company for the same two-year period. Mr. Tellez’s payment of salary and fringe benefits amounts to approximately $243,000 per annum. The Company completed its payments of the salary portion of the contract to Mr. Tellez on December 7, 2001. In 2003, the Company paid Mr. Tellez pursuant to an arbitration award an additional sum of $149,047 for incentive compensation, and legal and related expenses.

The Company sponsors a defined contribution employee savings plan known as the Telos Shared Savings Plan (“the Plan”). Under the Plan, all full-time employees are eligible to participate. The Company, as the sponsor of the Plan, has the right to appoint and remove the individuals who serve as Trustees for the Plan. As of June 30, 2003, the Trustees of the Plan appointed by the Board of Directors were Michael Flaherty, Executive Vice President and General Counsel; Richard Tracy, Senior Vice President of Xacta Corporation, a wholly-owned subsidiary of the Company; Edward Williams, Executive Vice President for Operations; and David Pearson, Chief Financial Officer.

Executive Compensation

Summary Compensation Table. The following table shows the cash compensation paid by the Company as well as certain other compensation paid or accrued, to the Executive Chairman/Chairman, Chief Executive Officer and the three other most highly compensated executive officers of the Company in fiscal year 2002 for the years ended December 31, 2002, 2001, and 2000.

Name and Principal Position	Year	Salary		Bonus	Long-Term Compensation Options/SARS(1)		All Other Compensation(5)
John B. Wood	2002	$335,873	(8)	$100,000	10,000	(3)	$12,182	(6)
(Chairman, Executive Chairman)(2)	2001	$350,002	(8)	$125,000	510,000	(4)	$28,859	(6)
	2000	$350,002	(8)	$—	—		$18,100	(6)

David S. Aldrich	2002	$350,002		$50,000	10,000	(3)	$63,346	(6)(7)
(President and Chief Executive Officer)(2)	2001	$350,002		$125,000	510,000	(4)	$34,784	(6)
	2000	$332,894		$—	250,000	(4)	$18,100	(6)

Michael P. Flaherty	2002	$300,019		$200,000	—		$12,715
(Exec. V.P., General Counsel and Chief Administrative Officer)	2001	$300,018		$132,692	300,000	(4)	$6,229
	2000	—		—	30,000	(4)	$—

Robert J. Marino	2002	$227,094		$15,000	—		$110,039	(7)
(Executive Vice President of Sales and Marketing)	2001	$222,390		$70,000	—		$23,517
	2000	$211,706		$—	292,900	(4)	$5,100

Thomas J. Ferrara	2002	$184,233		$135,000	—	(3)	$7,318
(Chief Financial Officer, Treasurer)(9)	2001	$160,205		$80,000	—	(4)	$6,771
	2000	$133,561		$—	128,000	(4)	$5,100

(1)	There are no restricted stock awards or payouts pursuant to long-term investment plans.
(2)	During 2002, Mr. Wood assumed the position of Chairman of the Board and in 2003 assumed the additional positions of President and Chief Executive Officer to replace Mr. Aldrich who resigned effective December 31, 2002.
(3)	Options granted in 2002 are in the Company’s Class A common stock. Mr. Aldrich’s options expired in September 2003 pursuant to the terms of his severance agreement. Mr. Ferrara’s options expired in August 2003.
(4)	Options granted in 2001 and 2000 are in Telos, Telos Delaware, and Xacta common stock. Mr. Aldrich’s options expired in September 2003 pursuant to the terms of his severance agreement. Mr. Ferrara’s options expired in August 2003.
(5)	All other compensation represents Company contributions made on behalf of the executive officers to the Telos Shared Savings Plan, and life insurance premiums paid by the Company for the benefit of the executives.
(6)	Included in these amounts are $2,500 in 2002, $10,000 in 2001, and $13,000 in 2001 for director’s fees paid.
(7)	Included in these amounts are cash surrender value payments from life insurance policies.
(8)	The Company and its affiliate, Enterworks, Inc., have an agreement whereby Enterworks, Inc. reimburses the Company for $250,000 of Mr. Wood’s annual salary.
(9)	Mr. Ferrara resigned effective May 5, 2003.

Stock Option Grants

The Summary Table of Options/SAR Grants in the Last Fiscal Year is set forth below for the stock option grants in 2002.

Name and Principal Position	Number of Securities Underlying Options/SARS Granted(1)	% of Total Options/ SARS Granted	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term
					5%	10%

John B. Wood (Chairman and Executive Chairman)(2)	10,000	3.9%	$1.00	Oct. 2012	$6,300	$16,100

David S. Aldrich (President, Chief Executive Officer)(2)	10,000	3.9%	$1.00	Oct. 2012	$6,300	$16,100

Thomas J. Ferrara (Chief Financial Officer, Treasurer)(3)	—	—	—	—	—	—

Robert J. Marino (Executive V.P. of Sales and Marketing)	—	—	—	—	—	—

Michael P. Flaherty (Exec. VP, General Counsel and Chief Administrative Officer)

(1)	Options granted in 2002 were in the common stock of Telos. Mr. Aldrich’s options expired in September 2003 pursuant to the terms of his severance agreement. Mr. Ferrara’s options expired in August 2003.

(2)	During 2002, Mr. Wood assumed the position of Chairman of the Board and in 2003 assumed the additional positions of President and Chief Executive Officer to replace Mr. Aldrich who resigned effective December 31, 2002.

(3)	Mr. Ferrara resigned effective May 5, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

This table sets forth (see page 12), as to the individuals named in the Summary Compensation table, the number of shares acquired during such period through the exercise of options, and the number of shares subject to and value of all unexercised options held as of December 31, 2002.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End(1) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End(2) Exercisable/ Unexercisable

John B. Wood (Chairman and Executive Chairman) (3)	—	—	3,962,975/1,275,016	$399,168/$48,938

David S. Aldrich (President, Chief Executive Officer) (3)	—	—	1,331,250/ 450,125	$0/$0

Thomas J. Ferrara (V.P., Treasurer, Chief Financial Officer) (4)	—	—	120,500/60,000	$225/$0

Robert J. Marino (Executive Vice President of Sales and Marketing)	—	—	886,400/ 303,500	$4,188/$4,188

Michael P. Flaherty (Exec. V.P., General Counsel and Chief Administrative Officer)	—	—	252,167/ 194,500	$0/$0

(1)	These aggregate amounts include exercisable options held respectively by Mr. Wood for 2,060,000 shares, by Mr. Aldrich for 400,000 shares, by Mr. Ferrara for 7,500 shares, by Mr. Marino for 200,000 shares and by Mr. Flaherty for 16,667 shares of common stock of Enterworks.
(2)	These aggregate values include values for exercisable options to purchase the Class A Common Stock of the Company. These values are based upon an estimated fair market value at December 31, 2002 of $1.00 per share for the Company’s Class A Common Stock. These values were derived from valuations performed by an independent third party for the trustees of the Telos Shared Savings Plan, a defined contribution employee savings plan in which substantially all full-time employees are eligible to participate.
(3)	During 2002, Mr. Wood assumed the position of Chairman of the Board and in 2003 assumed the additional positions of President and Chief Executive Officer to replace Mr. Aldrich who resigned effective December 31, 2002.
(4)	Mr. Ferrara resigned effective May 5, 2003.

Compensation of Directors

During the fiscal year ended December 31, 2002, outside directors and proxy holders Mr. Byers and Dr. Ikle were paid $40,000 and 46,250, respectively. Outside Class D directors Mr. Sterrett and Mr. Baker were paid $26,500 and $25,000, respectively. Dr. Iklé resigned as Chairman on March 26, 2002 and will remain as a proxy holder and director. Dr. Iklé and Dr. Bryen are paid pursuant to a proxy agreement among the Company, the Defense Security Service and Mr. John R.C. Porter. Dr. Bryen resigned as a proxy holder and Director on March 20, 2002. He was paid $8,750 for 2002.

Effective March 27, 2002, a new annual compensation structure for the Board of Directors was adopted and provides for the following: $25,000 annually for proxy holder directors; $25,000 annually for Class D Directors; $0 for employee directors and their committee participation; $5,000 for the Chairman of the Board’s annual retainer; $5,000 for the Proxy Board Chairman’s annual retainer; $5,000 annually for the Chairman of the Audit Committee; $2,000 annually for the Chairman of any other committee; and $2,000 annually for membership in any committee. Each director who is not an employee director is entitled to receive $1,250 for participation in any meeting, for up to four meetings per year.

Employment Contracts

As of December 31, 2002, the Company was a party to agreements with certain of its executive officers. Mr. Robert Marino, Chief Sales and Marketing Officer, and Mr. John Wood, Chairman, President and Chief Executive Officer, currently have employment contracts with the Company. The agreements are for one-year terms and provide for a payment of two years’ base salary then in effect if involuntarily terminated or if the agreements are not extended. Accordingly, Messrs. Marino and Wood would receive annually $227,000 and $350,000 respectively, for a two-year period. In addition to base salary, the agreements provide the executives with eligibility for a discretionary bonus and the grant of stock options. The amount of any discretionary bonus is determined at the discretion of the Board of Directors and the Chief Executive Officer. Each year, the Company renegotiates such employment contracts as part of the yearly compensation review process. Accordingly, in 2003 the Company expects to review the above-referenced contracts and may increase the number of executives who have employment contracts as a result of promotional and strategic hires.

Disclosure of Relationship with Independent Accountants

PricewaterhouseCoopers LLP has served as the principal accountant for the Company since the fiscal year ended December 31, 1997. Total fees billed to the Company for PricewaterhouseCoopers LLP services provided to the Company for the fiscal year ended December 31, 2002 are as follows:

Audit Fees	All other Fees	Total Fees
$183,400.00	$63,380.00	$246,780.00

TELOS CORPORATION

By:	/s/ THERESE K. HATHAWAY

Therese K. Hathaway, Corporate Secretary Ashburn, Virginia